Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-230993 on Form S-3 and in Registration Statements No. 333-185142, 333-217253, and 333-268953 on Form S-8 of our report dated February 25, 2022 on the consolidated statement of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2021 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 2021 and 2020, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Franklin, Tennessee
February 24, 2023